Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

OYSTER POINT PHARMA, INC.

Oyster Point Pharma, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.    The name of the Corporation is Oyster Point Pharma, Inc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on June 30, 2015.

2.    This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Corporation and by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the Delaware General Corporation Law (the “DGCL”). This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242, 244 and 245 of the DGCL by the stockholders of the Corporation.

3.    The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

FIRST: The name of the corporation (hereinafter called the “Corporation”) is Oyster Point Pharma, Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801; and the name of the registered agent of the Corporation at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL, as now in effect or hereafter amended.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is (i) 1,000 shares of Common Stock, par value $0.0001 per share (“Common Stock”), and (ii) 100 shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”).

A. COMMON STOCK

The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of such Preferred Stock, if any, as may be designated by resolution of the Board of Directors.

B. PREFERRED STOCK

The Board of Directors is hereby expressly authorized, subject to the limitations prescribed by law, to provide by resolution for the issuance of one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers of the shares of such series, and the preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions thereof, of the shares of such series. The special rights, qualifications, limitations or restrictions thereof may differ from those of any and all other series at any time outstanding.

FIFTH: In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-laws without any action on the part of the stockholders; provided that any bylaw adopted or amended by the Board of Directors, and any powers thereby conferred, may be amended, altered or repealed by the stockholders.

SIXTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

SEVENTH: To the fullest extent permitted by the DGCL or any other applicable laws presently or hereafter in effect, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article SEVENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

EIGHT: The Corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board of Directors. The Corporation shall have the power to indemnify, to the extent permitted by applicable law, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. Neither any amendment nor repeal of this Article EIGHT, nor the adoption of any provision of this Certificate or the Bylaws of the Corporation inconsistent with this Article EIGHT, shall eliminate or reduce the effect of this Article EIGHT in respect of any matter occurring, or any cause of action, suit, claim or proceeding accruing or arising or that, but for this Article EIGHT, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.